Exhibit 99.1

FOR IMMEDIATE RELEASE
April 28, 2016

Contact:
Christopher Bastardi
212-729-2495
chris.bastardi@edelman.com

LIGHTSTONE ACQUIRES COURTYARD PROVIDENCE WARWICK BY MARRIOTT

$12.4 million deal marks fourth acquisition for Lightstone Value Plus REIT III

New York, NY (April 28, 2016) – Today, Lightstone Value Plus Real Estate Investment Trust III, Inc. (“LVPR III”) announced that it recently acquired Courtyard Providence Warwick by Marriott, a 92-room select-service hotel in Warwick, Rhode Island, for $12.4 million. LVPR III has obtained a 15-year franchise agreement from Marriott commencing upon acquisition.

The recently renovated property is located near the Rhode Island Convention Center, the largest in the state. It’s also located four miles from the Green Airport, a reliever airport for Boston’s Logan Airport. In 2015 the 28th Annual Conde Nast Traveler Readers’ Choice survey recognized T. F. Green Airport as the 3rd best in the United States citing its convenience and location. The property will be managed by Waterford Hotel Group overseen by Lightstone’s hospitality division.

About LVPR III

LVPR III is a public, non-traded REIT sponsored by Lightstone and formed to invest primarily in hotels, as well as in other types of properties and real estate related assets.

For more information, visit www.lightstonecapitalmarkets.com.

About Lightstone

Lightstone is one of the most diversified real estate companies in the United States. Since 1988, founder David Lichtenstein has grown Lightstone to one of the largest privately-held real estate companies in the country, with holdings in 24 states. Operating in all sectors of the real estate market, Lightstone’s $2 billion portfolio currently includes over 6 million square feet of office, retail and industrial commercial properties, 11,000 residential units and 3,400 hotel keys. It also owns over 12,000 land lots across the country. Headquartered in New York City, Lightstone continues to grow its local presence with $2.5 billion worth of projects currently under development in the residential and hospitality sectors.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR III’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward looking statements. This is neither an offer to sell nor the solicitation of an offer to buy securities.

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